PRESS RELEASE

FOR IMMEDIATE RELEASE

OPTIMAL GROUP ANNOUNCES AGREEMENT FOR THE DISPOSITION OF A PORTFOLIO OF MERCHANT PROCESSING

Montreal, Quebec, February 3, 2009 – Optimal Group Inc. (NASDAQ:OPMR) today announced that Optimal Payments Corp., a wholly owned subsidiary of Optimal Group, has entered into an option agreement with United Bank Card, Inc., giving to Optimal Payments the right to cause United Bank Card to purchase, and giving to United Bank Card the right to cause Optimal Payments to sell, a portfolio of residual payments from merchants processing credit card-present transactions. The portfolio represents in excess of 5,000 merchant locations.

Under the terms of the option agreement and related agreements entered into by the parties, the purchase price for the portfolio is US$11 million. Until either party has exercised its right to cause the completion of a purchase and sale transaction, United Bank Card will continue to service the portfolio and Optimal Payments will continue to receive residual payments from the portfolio and pay a service fee to United Bank Card for its services. The aggregate amount of residuals earned by Optimal Payments, net of the aggregate service fees paid, will be set off against and will reduce the purchase price monthly until the completion of a purchase and sale transaction. The adjusted purchase price will be increased monthly by a notional rate of interest.

Optimal Payments’ right to cause United Bank Card to purchase the portfolio may be exercised any time on or after February 2, 2011. United Bank Card’s right to cause Optimal Payments to sell the portfolio may be exercised at any time up to December 31, 2014.

United Bank Card has also issued a warrant to Optimal Payments, exercisable for nominal consideration, giving Optimal Payments the right to acquire treasury shares of United Bank Card representing up to three and one-half percent of the outstanding shares of United Bank Card if the purchase and sale transaction has not been completed prior to specified dates. Upon exercise of the warrant, Optimal Payments shall have co-sale (tag-along) rights with the other shareholders of United Bank Card and the right to cause United Bank Card to repurchase all shares held by Optimal Payments on or after the day that is 32 months following the completion of the portfolio purchase and sale transaction, at the then fair market value of such shares.

Optimal Group Inc. has operated and, through various subsidiaries, has actively managed a variety of businesses.

Optimal Group Inc. currently operates:

The WowWee group of companies, with operations in Hong Kong, Carlsbad, California, Brussels, Belgium and Montreal, Quebec. WowWee Group Limited, based in Hong Kong, is a leading designer, developer, marketer and distributor of technology-based consumer robotic, toy and entertainment products.

Optimal Payments Corp., which processes credit card payments, primarily for small and medium-sized retail point-of-sale merchants.

For more information about Optimal, please visit the Company’s website at www.optimalgrp.com.

Optimal Group to Dispose of Merchant Processing Portfolio                                             Page 2

Gary S. Wechsler

Chief Financial Officer

(514) 738-2041

gary@optimalgrp.com

Optimal Group to Dispose of Merchant Processing Portfolio                                             Page 3

Cautionary Statements Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, intends, anticipates, plans, believes, seeks, estimates, or variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include, but are not limited to, statements about our current expectations with respect to our future growth strategies, results, opportunities and prospects, competitive position and industry environment. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, or those of the markets we serve, to differ materially from those expressed in, or implied by, these forward-looking statements, including:

•	existing and future governmental regulations and disputes with governmental authorities;
•	general economic, legal and business conditions in the markets we serve;
•	consumer confidence in the security of financial information transmitted via the Internet;
•	levels of consumer and merchant fraud, disputes between consumers and merchants and merchant insolvency;
•	liability for merchant chargebacks;
•	our ability to safeguard against breaches of privacy and security when processing electronic transactions and use of our payments systems for illegal purposes;
•	the imposition of and our compliance with rules and practice procedures implemented by credit card and check clearing associations;
•	our ability to protect our intellectual property;
•	our relationships with our suppliers and the banking associations that we rely upon to process our electronic transactions;
•	disruptions in the function of our electronic payments systems and technological defects;
•	our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances;
•	our ability to retain key personnel;
•	currency exchange rate fluctuations;
•	our ability to successfully implement our strategies for our recently acquired WowWee business;
•	changing consumer preferences for electronics and play products;
•	the seasonality of retail sales;
•	concentration among our major retail customers for the products of our WowWee business;
•	economic, social and political conditions in China, where WowWee s products are manufactured;
•	the price and supply of raw materials used to manufacture WowWee s products;
•	product liability claims and product recalls;
•	increased competition;
•	litigation; and
•	the factors described under Item 1A Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2007.

There may be additional risks and uncertainties and other factors that we do not currently view as material or that are not necessarily known. The forward looking statements made in this document are only made as of the date of this document.

Except as required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in circumstances or any other reason after the date of this press release.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation. We are relying on the safe harbor provisions of the Private Securities Litigation Reform Act in connection with the forward-looking statements included in this press release.